                                                                   EXHIBIT 10.21

[CALLIDUS SOFTWARE LETTERHEAD]

October 31, 2003

Mr. Richard D. Furino
2877 Country Vista Drive
Thousand Oaks, CA 91362

Dear Richard:

I am pleased to offer you the position of Vice President, Western Consulting Services, reporting to Daniel Welch, Vice President, Client Services. The position will commence not later than Monday, November 17, 2003.

Your annual on-target earnings for this position will be $350,000 based on the following: Your starting salary will be $200,000 per year, which equals $16,667 per month, subject to periodic review. For the fourth quarter of 2003, your pro rated annual bonus will be guaranteed in the amount of $10,000. For 2004, you will be eligible to receive an annual bonus of $150,000, paid quarterly, based upon the attainment of certain goals and objectives to be established by the Company. As a further incentive, we will recommend to the Board of Directors that you be granted an option to purchase 100,000 pre-split shares of Callidus Software Inc. common stock subject to the vesting schedule and terms and conditions of the Company's stock plan. In the event the Company is acquired, for up to one year from the date of such acquisition, the Company will agree to forward vest 50% of the above options which are then outstanding should you be terminated without cause. Callidus agrees to extend to you six months of severance pay equal to your base salary plus benefits in the event that you are terminated for reasons other than cause. Finally, to assist your move to the San Jose area, you will be eligible for a relocation allowance in accordance with our Relocation Policy, not to exceed $15,000 in reasonable relocation expenses.

Callidus' standard policy requires that you have access to a car, have your own driver's license, and have a reasonably clean driving record and credit history (including a major credit card). Callidus' standard policy requires that you participate in our direct deposit payroll program.

The Company is an "at will" employer, which means that the employment relationship may be terminated at any time by either the Company or by you, with or without notice and with or without cause. By signing below, you acknowledge that your employment at Callidus is for an unspecified duration, and neither this letter, nor your acceptance thereof, constitutes a contract of employment.

In accordance with Callidus' standard policy, this offer is contingent upon your completing and executing an Employment, Confidential Information and Invention Assignment Agreement ("Invention Agreement") and upon your providing the Company with the legally required proof of your identity. The Company also requires proof of eligibility to work in the United States.

Richard, on behalf of Callidus Software, we very much look forward to your acceptance of this offer. I have enclosed two executed copies of this offer letter. As evidence of your acceptance, please sign both letters and return one original along with the signed Invention Agreement to Julie Gonzalez, Staffing Manager, not later than 5:00PM, Wednesday, November 5, 2003.

Sincerely,

/s/ Brian E. Cabrera
--------------------------
Brian E. Cabrera
General Counsel & Vice President of Operations

Agreed and Accepted: Richard D. Furino                  Date: NOV 3, 2003